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                                                                    EXHIBIT 10.6

                                RAS HOLDING CORP.

                            COX EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made and entered into as of April ___, 1998, by and between RAS HOLDING CORP., a Delaware corporation (the "Company"), and MARK A. COX (the "Executive").

                                    RECITALS

     The Company is entering into a Securities Purchase Agreement dated as of the date hereof (the "Securities Purchase Agreement") with certain parties (the "Investors") for the purchase of certain securities of the Company and it is a condition to the obligations of the Investors that the Company and the Executive memorialize the terms of the Executive's employment with the Company pursuant to this Agreement.

     NOW, THEREFORE, The Company hereby agrees to employ or to continue to employ the Executive and the Executive hereby accepts employment, on the terms and conditions hereinafter set forth.

     l. PERIOD OF EMPLOYMENT. The period of the Executive's employment (the "Period of Employment") shall expire on the first anniversary of the date hereof and immediately prior to such expiration shall automatically thereafter renew for successive one year periods, subject to termination of the Executive's employment as provided in Section 6 hereof. If the Executive's employment is terminated pursuant to Section 6 hereof, the Period of Employment shall expire as of the Date of Termination (as hereafter defined).

     2. DUTIES. The Executive agrees to serve as Chief Financial Officer of the Company, with all duties and authority necessary or appropriate to carry out properly the responsibilities of such position, as instructed from time to time by the Company's Board of Directors or Chief Executive Officer. During the Period of Employment, the Executive will devote his full working time and use his best efforts to advance the business and welfare of the Company. During the Period of Employment, the Executive shall not engage in any other employment activities (which, subject to other restrictions contained herein, shall not include solely passive investments) for any direct or indirect remuneration without the prior written consent of the Company. The foregoing notwithstanding, Executive shall be permitted to wind down his consulting practice for the thirty
(30) days following the date of this Agreement and in connection therewith provide services to his clients existing as of the date hereof so long as he makes good faith efforts to devote as little time as possible during business hours to such clients. Executive shall provide no such consulting services after the date which is thirty (30) days after the date hereof.

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     3.     COMPENSATION.

            (a) During the Period of Employment, the Company shall pay the Executive a salary at the rate of one hundred twenty thousand dollars ($120,000) per year, payable in increments at least as frequently as twice per month (the "Base Salary").

            (b) Compensation shall be subject to review by the Company at the end of each of the Company's fiscal years during the Period of Employment, provided that the amount of Base Salary and the percentages used to calculate Bonus (as hereafter defined) and Additional Bonus (as hereafter defined) may not be decreased during the Period of Employment without the written consent of the Executive (it being acknowledged that the consent of the holders of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") may be required for a change to compensation paid to the Executive).

            (c) The Company has projected that it will recognize consolidated revenue of at least seven hundred thousand dollars ($700,000) and six million dollars ($6,000,000) in the fiscal years ending December 31, 1998 and 1999, respectively, and the non-employee members of the Board of Directors of the Company shall establish in advance of fiscal years subsequent to 1999 projected profitability amounts of the Company for such fiscal years (each such projected amount, together with the projected revenue amounts referenced above the "Target Results"). If in any fiscal year during the term of this Agreement the Company recognizes consolidated revenue or profitability, as the case may be, for such fiscal year at least equal to the Target Results for such fiscal year, the Company shall pay to the Executive as promptly as practicable after definitive calculation of consolidated revenue or profitability following the close of such fiscal year an amount for each such year equal to twenty-five percent (25%) of the Base Salary actually paid over such fiscal year (the "Base Bonus"); provided however in the event that the Company fails to recognize at least the Target Results for the applicable fiscal year, the amount to be paid to the Executive pursuant to this sentence in respect of such fiscal year shall be reduced one and one-half percent (1.5%) for every one percent (1%) the Company's actual consolidated revenue or profitability, as the case may be, in such fiscal year fails to reach such Target Results (any such payment hereunder the "Bonus"); provided that if the Company recognizes less than fifty percent (50%) of the Target Results no Bonus shall be payable hereunder. For example, if actual consolidated revenue or profitability, as the case may be, of the Company for such fiscal year is fifty percent (50%) of the Target Results, the Executive shall receive twenty-five percent (25%) of the Base Bonus, if such actual consolidated revenue or profitability is sixty percent (60%) of such Target Results the amount of the Bonus for such fiscal year shall be forty percent (40%) of the Base Bonus, if such actual consolidated revenue or profitability is seventy-five percent (75%) of such level the amount of Bonus shall be sixty-two and one-half percent (62.5%) of the Base Bonus and if such actual consolidated revenue or profitability is ninety percent (90%) of such Target Results the amount of Bonus shall be eighty-five percent (85%) of the Base Bonus.

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            (d)  The Executive shall receive an additional bonus of fifteen percent (15%) of the Base Salary actually paid over such fiscal year in respect of the fiscal years ended December 31, 1998 and 1999 if for such years the Company recognizes consolidated revenue of at least one million four hundred thousand dollars ($1,400,000) and twelve million dollars ($12,000,000), respectively. (Any bonus to be paid under this Section 3(d) referred to herein as the "Additional Bonus.") Additional Bonus shall be all or none with no proration. Any Additional Bonus shall be paid as promptly as practicable after definitive calculation of consolidated revenue of the Company for the applicable fiscal year.

     4. BENEFITS. During the Period of Employment, the Executive shall be entitled to participate in the Company's 401(k), group health, dental, disability, life insurance and other benefit plans applicable to executive officers of the Company, if any, and the Company's 1997 Stock Option Plan and any similar plan hereafter established by the Company for its executive officers. The Executive shall be entitled to the number of vacation days in each calendar year as determined in accordance with the Company's vacation policy as in effect from time to time. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its employees generally.

     5. EXPENSES. The Company will pay or reimburse the Executive for such reasonable travel or other expenses as he may incur at the request of the Company during the Period of Employment in connection with the performance of his duties hereunder but only to the extent that the Executive shall furnish the Company with evidence of such expenses as the Company may reasonably require to substantiate such expenses for tax purposes and shall comply with other policies of the Company as may relate to reimbursement of such expenses.

     6.     TERMINATION OF EMPLOYMENT.

     6.1 BY THE COMPANY. Notwithstanding the terms set forth in Section 1 hereof, the Executive's employment with the Company shall terminate upon the occurrence of any of the following circumstances:

            (a)  DEATH. Immediately upon the Executive's death.

            (b) PERMANENT DISABILITY. Ten (10) days after written notice to the Executive that he has suffered a Disability (as defined below). "Disability" shall mean any illness or impairment of mind or body that (i) renders it impossible or impracticable for the Executive to perform his duties and responsibilities hereunder for one hundred eighty (180) consecutive days or (ii) is likely to prevent the Executive from performing his duties and responsibilities hereunder for more than six (6) months during any twelve (12) month period, each as determined in good faith by a physician selected by the Company's Board of Directors. The selection of a physician shall be subject to the Executive's (or, if the Executive is mentally incapacitated to such extent that he cannot so consent, his representative's) approval, which shall not be unreasonably withheld or delayed. Any refusal without reasonable cause by or because of physical inability of the Executive to

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     submit to a medical exam for the purpose of certifying his Disability shall be deemed to constitute conclusive evidence of the Executive's Disability.

            (c) CAUSE. At the option of the Company, and as determined in good faith in the sole discretion of the Board of Directors of the Company, because the Executive:

                 (i) has been convicted of or entered a plea of guilty or nolo contendere to a felony or a crime involving dishonesty, moral turpitude or financial misconduct, or

                 (ii) has used any non-prescribed controlled or illegal substance (whether on or off the job), or

                 (iii) has embezzled or misappropriated funds or property or engaged in any other act of dishonesty, fraud, or misconduct, or

                 (iv) has materially violated any provision in this Agreement or any other agreement between the Executive and the Company, or

                 (v) has failed or refused to devote his full time and use his best efforts to perform his duties on behalf of the Company in accordance with this Agreement; or

                 (vi) has engaged in conduct that constitutes neglect or misconduct in carrying out the Executive's duties as an employee, resulting, in either case, in economic harm to the Company, other than any act or omission which in the Executive's reasonable and good faith belief was in or not opposed to the best interests of the Company.

     Termination for Cause pursuant to this Section 6.1(c) shall be effective only if the Company shall have first given written notice to the Executive specifying the claimed Cause, and, in the case of subsections (iv), (v) or (vi) above, if the Executive fails to correct (if correctable) the claimed breach within thirty (30) days after the receipt of such written notice.

            (d) NOT FOR CAUSE. At the option of the Company at any time for any reason other than those referred to above or for no reason at all.

     6.2 BY THE EXECUTIVE. The Executive may terminate his employment hereunder at any time on thirty (30) days' prior written notice to the Company. If the Executive terminates his employment for Good Reason (as defined below), such termination shall be deemed a termination without Cause under Section 6.1(d). "Good Reason" means any of the following:

            (a)  A material breach by the Company of this Agreement; or

            (b) A material reduction in the Executive's title, position, duties, responsibilities or authority, subject to the terms of this Agreement.

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     6.3    NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company (other than termination pursuant to Section 6.1(a) hereof) or the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. For purposes of this Agreement, the "Date of Termination" shall be the date on which the Notice of Termination is delivered except that with respect to Section 6.1(a) the "Date of Termination" shall be the date of the Executive's death and Section 6.1(b) the "Date of Termination" shall be ten
(10) days after the written notice referenced therein.

     7.     PAYMENTS UPON TERMINATION OF EMPLOYMENT.


     7.1 COMPENSATION AND BENEFITS. In the event that Executive's employment is terminated under Section 6.1(a) or (c) or Section 6.2 hereof without Good Reason, the Period of Employment shall expire as of the Date of Termination and the Company shall have no further obligation to provide any compensation or other consideration, including any Bonus or Additional Bonus not due prior to the Date of Termination. In the event that Executive's employment is terminated under Section 6.1(b) or (d) hereof or for Good Reason under Section 6.2 hereof, the Period of Employment shall expire as of the Date of Termination and the Executive shall be entitled to severance payments of (a) Base Salary through the date two hundred seventy (270) days after the Date of Termination and (b) any Bonus and any Additional Bonus for the fiscal year in which the Date of Termination occurs pro rated for the number of days elapsed during such fiscal year that the Executive was employed by the Company (including periods prior to the date hereof). In addition, unless the Executive's employment is terminated pursuant to Section 6.1(a), the Executive shall be entitled to continue to participate for two hundred seventy (270) days after the Date of Termination in the same health, dental, disability and life insurance plans of the Company that the Executive participated in prior to such termination at the same cost, if any, that was required to be paid by the Executive for such benefits prior to such termination unless and until Executive is able to replace such benefits with reasonably comparable benefits as a result of subsequent employment. The foregoing notwithstanding, if Executive terminates his employment for any Good Reason specified in clause (b) of the definition of Good Reason, then the two hundred seventy (270) day time periods set forth in this Section 7.1 above shall be reduced to one hundred thirty-five (135) days and any Bonus or any Additional Bonus otherwise payable under clauses (a) and (b) of this Section 7.1 shall be half of the amounts otherwise so payable. In the event of termination upon Disability pursuant to Section 6.1(b), any cash compensation payable to the Executive pursuant to this Section 7.1 shall be reduced by any amounts payable to the Executive as disability benefits under any Company sponsored plan, social security or otherwise. Such severance payments shall be paid on the dates they would otherwise have been paid had they been Base Salary, Bonus or Additional Bonus. If Executive terminates his employment for Good Reason such termination shall be treated as a termination by the Company without Cause for the purposes of any stock option or similar agreement to which Executive is a party.

     7.2 RELEASE AND SATISFACTION. With respect to the Executive, his heirs, successors and assigns, payment by the Company of the amounts and benefits provided under this Agreement shall release, relinquish and forever discharge the Company and any director, officer, employee,

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shareholder or agent of the Company from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations (i) covered by any indemnification arrangement of the Company with respect to the Executive, or (ii) arising under any written employee benefit plan or arrangement (whether or not tax-qualified) covering the Executive), which the Executive has incurred or suffered or may incur or suffer as a result of the Executive's employment by the Company or the termination of such employment.

     7.3 EFFECT ON THIS AGREEMENT. Any termination of the Executive's employment and any expiration of the Period of Employment under this Agreement shall not affect the continuing operation and effect of Section 7.2 above, which shall continue in full force and effect with respect to the Company and the Executive, and its and his heirs, successors and assigns.

     8.     PROPRIETARY INFORMATION, INVENTIONS AND NON-COMPETITION.

     8.1 ACCESS TO PROPRIETARY INFORMATION. The Executive acknowledges and agrees that during the term of his employment with the Company he has had and will have access to and become familiar with Proprietary Information (as hereafter defined) of the Company and its subsidiaries. The Executive agrees that for purposes of this Section 8 that employment includes full time, part time and consulting work performed by the Executive as employee or consultant of the Company or any of its subsidiaries at any time. The Executive further acknowledges and agrees that he is in a position of trust and confidence with the Company and its subsidiaries regarding such Proprietary Information and that it is the Executive's duty to maintain the confidentiality of such Proprietary Information and use it only for the benefit of the Company and its subsidiaries.

     8.2 PROTECTION OF PROPRIETARY INFORMATION. Accordingly, the Executive agrees that as an inducement to the Investors to enter into the Securities Purchase Agreement and as an integral term of this Agreement and in consideration of his employment, salary and any bonus or severance payment and other consideration, the sufficiency of which is hereby acknowledged, and as a condition to receiving any such salary, bonus or severance payments that:

            (a) The Executive shall not disclose, either during his employment with the Company or any subsidiary of the Company or after termination of such employment, for whatever reason, any Proprietary Information of the Company or any of its subsidiaries to anyone or any entity, except in the course of his duties on behalf of the Company and its subsidiaries, and that he will not use such information at any time for the benefit of anyone (including, without limitation, the Executive) or any entity other than the Company or its subsidiaries.

            (b) The Executive agrees that upon the termination of his employment with the Company, for whatever reason, he will leave with or return to the Company all documents, records, notebooks or any other repositories of information concerning the Company or its subsidiaries, including without limitation Proprietary Information of the Company or any of its subsidiaries, including any copies thereof that are then or later discovered to be in the Executive's possession, whether such were developed or prepared

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     by the Executive or by others. This provision shall not limit the
     Executive's right to retain copies of all documents, manuals and other forms of information that pertain directly to this Agreement or terms of compensation and benefits.

     8.3 DEFINITIONS. "Proprietary Information" shall include all trade secrets and other information of any nature and in any form which is owned by the Company or its subsidiaries and which is not publicly available or generally known to persons engaged in businesses similar to that of the Company or its subsidiaries, including, but not limited to, research techniques; patents and patent applications; inventions and improvements, whether patentable or not; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company or its subsidiaries; practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, customers, customer lists or customers' purchases of goods or services from the Company or its subsidiaries; and all other secrets and information of a confidential and proprietary nature.

     8.4 DISCLOSURE. The Executive at all times during the term of this Agreement and for a period of one (1) year after the termination of the Executive's employment with the Company or any of its subsidiaries (the "IP Period"), for whatever reason such termination may occur, agrees to disclose to the Company all improvements, inventions, methods, formulae, processes, techniques, know-how and data, whether or not patentable, made or initiated, developed or reduced to practice or learned by the Executive, either alone or jointly with others, during the period of the IP Period which are directly related to or directly useful in the then current businesses of the Company or its subsidiaries or in the businesses of the Company or its subsidiaries as proposed at any time during Executive's employment with the Company or any such subsidiary, or result from tasks assigned to or otherwise undertaken by the Executive, or result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, methods, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions"). The parties hereto acknowledge and agree that it is a condition of the obligation of the Investors under the Securities Purchase Agreement and the Executive's employment with the Company that he assign all Inventions existing or conceived by him on or prior to the date hereof to the Company and the Executive hereby does so.

     8.5 PROPERTY RIGHTS AND ASSIGNMENT. The Executive agrees that all Inventions of the Executive existing prior to the date of this Agreement and as may come into existence or be developed through the IP Period shall be the sole property of the Company, and the Company shall be the sole owner of all patents and other rights in connection therewith. The Executive hereby assigns to the Company any rights that he may have or acquire in all Inventions. The Executive further agrees as to all Inventions to reasonably assist the Company from time to time, at any time and in every proper way (but at the Company's expense), to obtain and enforce patents on Inventions in any and all jurisdictions and otherwise protect and evidence the Company's ownership of such Inventions. To that end the Executive will execute all documents for use in applying for and obtaining such patents on Inventions and enforcing same, as the Company may reasonably request, together with any assignments thereof to the Company or persons designated by it. The Executive's obligation to assist the Company in obtaining and enforcing patents for Inventions in any and all countries shall continue without limitation beyond

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the termination of the Executive's employment, but the Company shall compensate the Executive at a reasonable rate after such termination for time actually spent by the Executive at the Company's request on such assistance.

     8.6    NON-COMPETITION AGREEMENT.

     (a) The Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of the Executive's employment with the Company or any of its subsidiaries (the "Restricted Period"), he will not either directly or indirectly, or in any capacity (whether as a promoter, proprietor, partner, joint venturer, employee, agent, consultant, director, officer, manager, shareholder, except as a shareholder holding less than three percent (3%) of a publicly traded company's issued and outstanding capital stock, or otherwise) work for, act as a consultant to, lend money or expertise to or own any interest in the United States in any direct competitor of the Company or any subsidiary of the Company. The Executive further agrees that he will not, during the Restricted Period, solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce, either directly or indirectly, any employee, client or customer of the Company or any subsidiary of the Company to terminate, alter or refrain from extending or renewing any contractual or other relationship of such employee, client or customer with the Company or any such subsidiary or, where such a relationship with the Company or any subsidiary of the Company is one of an exclusive nature, to commence a similar or substantially similar relationship with, any of his affiliates or any direct competitor of the Company or any subsidiary of the Company. The Executive further agrees that he will not cooperate with or assist, either directly or indirectly, any person or entity engaged in any of the actions prohibited under this Section 8.6.

     (b) The Executive acknowledges that the agreements of the Executive contained in this Section 8.6 was a specifically required inducement to the Investors to enter into and consummate the Securities Purchase Agreement. The Executive also acknowledges that a breach of this Section 8.6 hereof would cause irreparable damage to the Company, and in the event of any actual or threatened breach of the provisions of this Section 8.6, the Company shall be entitled, upon presentation of reasonable proof of such actual or threatened breach, to a temporary restraining order and an injunction restraining the Executive from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by the Executive. Nothing shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. The Executive agrees that issuance of an injunction will not pose an unreasonable restriction on the Executive. The parties to this Agreement agree that the limitations contained in this Section 8.6 with respect to time, geographic area and scope of activity to be restrained are reasonable and do not improve a greater restraint than is necessary to protect the goodwill and other business interests of the Company. However, if any court shall determine that the time, geographic area or scope of activity to be restrained of any restriction contained in this Section 8.6 is unenforceable, it is the intention of the parties hereto that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

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     (c)    If the Executive violates any covenant contained in this Section 8.6 and the Company brings any action for injunctive or other relief, the Company or any other Stockholder shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of the Executive contained in this Section 8.6 shall be deemed to have duration as specified above, which periods shall be extended as to the Executive for the amount of time of the violation of any such covenant by the Executive through the date of a final judgment enforcing such covenants of the Executive.

     (d) The Executive understands and acknowledges that the Company may from time to time, with the prior approval of the holders of a majority of the then outstanding Series B Preferred Stock, reduce the time, geographic area or scope of activity to be restrained of any of the Executive's covenants set forth in this Section 8.6, or any portion thereof, without the Executive's consent, effective immediately upon receipt by the Executive of written notice thereof, and the Executive agrees that the Executive shall comply forthwith with any covenants as so reduced, which shall be fully enforceable as so revised in accordance with the terms of this Agreement.

     9.     MISCELLANEOUS.

     9.l    OTHER CONTRACTS. The Executive represents and warrants to the
Company that he is not now under any obligation of a contractual or other nature to any person, firm, or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

     9.2 NOTICE. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if either hand delivered or sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement.

     9.3 MODIFICATION AND NO WAIVER OF BREACH. Except as set forth in Section 8.6(d), no amendment, or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of any provision of or obligation or breach under this Agreement shall be binding unless it is in writing and signed by the party against which enforcement of such waiver is sought. No such waiver of an obligation or breach under this Agreement shall be deemed to constitute a waiver of a future obligation or breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 9.3. The parties hereto acknowledge and agree that certain waivers, amendments or modifications of this Agreement shall be conditioned on the approval of the holders of a majority of the Series B Preferred Stock outstanding from time to time.

     9.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

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     9.5    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

     9.6 CAPTIONS. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

     9.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements, including without limitation the Compensation Agreement effective as of February 1, 1997 between the Company and Executive. No amounts are owed to Executive by the Company or any of its subsidiaries under any previous employment, consulting or similar agreement as of the date hereof, other than as disclosed in the Securities Purchase Agreement dated as of the date hereof between the Company and the Investors party thereto. No representations, oral or written, modifying or contradicting the terms of this Agreement have been made by any party.

     9.8 ASSIGNMENT. The rights of the Executive and the Company under this Agreement may not, without the consent of the other party hereto, be assigned, except that the Company may assign the entirety of this Agreement to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the stock, assets or business of the Company.

     9.9 NON-TRANSFERABILITY OF INTEREST. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of the Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of the Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

     9.10 TAX MATTERS. The Executive acknowledges and agrees that all payments and benefits made or provided to Executive pursuant to the terms hereof which are required by applicable federal, state or local laws to be subject to withholding for income taxes or otherwise shall be so subject.

     9.11 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Executive or the Company under this Agreement would not be materially and adversely affected thereby, (a) such provisions shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part hereof;
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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     9.12   ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereover. The arbitration proceeding shall be conducted in the City and State of the Company's principal executive office in the United States unless otherwise agreed by the parties thereto. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 9.12 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of his covenants contained herein.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

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     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

Address for notices:                              RAS HOLDING CORP.


7224 Winding Creek Road                           By:
Dallas, Texas 75252                                  ---------------------------
                                                    Name:
                                                         -----------------------
                                                    Title:
                                                          ----------------------


Address for notices:                              EXECUTIVE


-------------------                               ------------------------------
                                                  Mark A. Cox
-------------------

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

                                  PRESBY CORP.

                   FIRST AMENDMENT TO COX EMPLOYMENT AGREEMENT

     This Amendment to that certain Employment Agreement between Presby Corp and Mark A. Cox dated April 24, 1998 (the "Employment Agreement") is made and entered into as of December 1, 2002, by and between Presby Corp, a Delaware corporation (the "Company"), and MARK A. COX (the "Executive") (this "Amendment").

                                    RECITALS

     The Company is conducting a Securities Offering whereby the Executive's continued services are of key importance to the Company.

     NOW, THEREFORE, The Company and the Executive hereby agree to amend the Employment Agreement on the terms and conditions hereinafter set forth.

1.   DEFINITIONS:

            For the purpose of this Agreement, "CLOSING" shall mean a transaction or transactions whereby the Company closes the sale of common stock, or securities convertible into common stock, in an offering or offerings subsequent to the date of this Amendment in which the aggregate gross proceeds to the Company are equal to or greater than five million dollars ($5,000,000).

2.   PROVISIONS:

            (a) Section 3 (a) is hereby deleted and replaced in its entirety by the following;

     "During the Period of Employment, the Company shall pay the Executive a salary at the initial rate of one hundred forty-five thousand two hundred dollars $145,200 per year (as adjusted from time to time as specified in the following paragraph), payable in increments at least as frequently as twice per month (the "Base Salary").

            (b) A new Section 3 (e) is hereby inserted immediately following
     Section 3 (d) as follows:

     "The Executive shall receive a cash bonus in the amount of thirty thousand dollars ($30,000) upon a Closing and such bonus shall be paid to the Executive concurrent with such Closing.

            (c) Section 6.1 (c) (iii) is hereby deleted and replaced in its entirety by the following;

     "has embezzled or misappropriated funds or property or engaged in any other material act of dishonesty, fraud, or misconduct, or"

            (d) Effective as of the date of a Closing, Section 7.1 is hereby deleted and replaced in its entirety by the following;

            "COMPENSATION AND BENEFITS. In the event that Executive's employment is terminated under Section 6.1(a) or (c) or Section 6.2 hereof without Good Reason, the Period of Employment shall expire as of the Date of Termination and the Company shall have no further obligation to provide any compensation or other consideration, including any Bonus or Additional Bonus not due prior to the Date of Termination. In the event that Executive's employment is terminated under Section 6.1(b) or (d) hereof or for Good Reason under Section 6.2 hereof, the Period of Employment shall expire as of the Date of Termination and the Executive shall be entitled to severance payments of (a) Base Salary through the date one year after the Date of Termination and (b) any Bonus and any Additional Bonus for the fiscal year in which the Date of Termination occurs pro rated for the number of days elapsed during such fiscal year that the Executive was employed by the Company (including periods prior to the date hereof). In addition, unless the Executive's employment is terminated pursuant to
     Section 6.1(a)the Executive shall be entitled to continue to participate (to the extent permitted under the Company's benefit plans) for one year after the Date of Termination in the same health, dental, disability and life insurance plans of the Company that the Executive participated in prior to such termination at the same cost, if any, that was required to be paid by the Executive for such benefits prior to such termination unless and until Executive is able to replace such benefits with reasonably comparable benefits as a result of subsequent employment. In the event of termination upon Disability pursuant to Section 6.1(b), any cash compensation payable to the Executive pursuant to this Section 7.1 shall be reduced by any amounts payable to the Executive as disability benefits under any Company sponsored plan, social security or otherwise. If Executive terminates his employment for Good Reason, under Section 6.2, such termination shall be treated as a termination by the Company without Cause for the purposes of any stock option or similar agreement to which Executive is a party.

3.   OTHER APPROVALS:

     The Company hereby represents that it has or will obtain approval from the holders of a majority of the outstanding Series B Preferred Stock to enter into this Amendment.

4.   MISCELLANEOUS:

     (a) This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Texas.

     (b) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Amendment.

     (c) Except as expressly provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.


EXECUTIVE                                   PRESBY CORP


By:   /s/ Mark A. Cox                        /s/ Terry A. Walts
     -----------------------                -----------------------------------
     Mark A. Cox                            Terry A. Walts
                                            President & Chief Executive Officer

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